Exhibit 11.0 Statement re: Computation of Per Share Earnings (Unaudited)

     Earnings per share were computed as follows (dollar amounts in thousands except share data):

		Weighted
		Average	Per Share
	Income	Shares	Amount
For the nine months ended September 30, 2004:
Basic Earnings per Share:
Income available to common stockholders	$2,017	1,506,717	$1.34
Effect of Dilutive Securities:
Stock options		94,850

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$2,017	1,601,567	$1.26

For the nine months ended September 30, 2003:
Basic Earnings per Share:
Income available to common stockholders	$1,960	1,472,457	$1.33
Effect of Dilutive Securities:
Stock options		137,804

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$1,960	1,610,261	$1.22

For the three months ended September 30, 2004:
Basic Earnings per Share:
Income available to common stockholders	$599	1,498,599	$0.40
Effect of Dilutive Securities:
Stock options		91,499

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$599	1,590,098	$0.38

For the three months ended September 30, 2003:
Basic Earnings per Share:
Income available to common stockholders	$497	1,494,322	$0.33
Effect of Dilutive Securities:
Stock options		130,444

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$497	1,624,766	$0.31